FORM OF

AMENDED SCHEDULE A TO THE

GLOBAL CUSTODIAL SERVICES AGREEMENT BETWEEN

FORUM FUNDS AND CITIBANK N.A.

SCHEDULE A

LIST OF PORTFOLIOS

As of June 24, 2011

Absolute Strategies Fund

Absolute Opportunities Fund

ICICI India Dynamic Fund

Merk Hard Currency Fund

Merk Asian Currency Fund

Merk Absolute Return Currency Fund

Merk Currency Enhanced U.S. Equity Fund

FORUM FUNDS

Stacey E. Hong
President

Citibank, N.A.

Name:
Title: